EXHIBIT 99.1

Shengkai Innovations Reports Record Quarterly Net Revenue and Gross Profit for the Third Quarter of FY 2011

-- Revenue up 83% yoy, Gross Profit up 76% yoy, Gross Margin of 57% --

-- GAAP Net Income of $27.2 million or Diluted EPS $0.73 --

-- Raise FY11 Non-GAAP Net Income Guidance to between $31.0 million and $34.0 million --

-- Teleconference to be held today at 8 a.m. ET --

TIANJIN, China, May 13, 2011 (GLOBE NEWSWIRE) -- Shengkai Innovations, Inc. (Nasdaq:VALV) (the "Company"), a leading ceramic valve manufacturer in the People's Republic of China (the "PRC"), today announced its financial results for the fiscal year 2011 third quarter and nine months ended March 31, 2011.

FY2011 Q3 Highlights

  Revenues increased 83.2% year-over-year to a quarterly record of approximately $26.6 million;
  Revenues from the electric power segment increased 76.4% year-over-year to approximately $15.6 million;
  Revenues from the petrochemical and chemical segment increased 67.2% year-over-year to approximately $8.5 million;
  Gross profit increased 76.0% year-over-year to a quarterly record of approximately $15.2 million with a 57.0% gross margin;
  GAAP net income was approximately $27.2 million, or $0.73 earnings per diluted share, compared to a net loss of approximately $35.3 million, or $1.54 loss per share, in the third quarter of FY2010;
  Non-GAAP net income was approximately $10.0 million, or $0.27 non-GAAP earnings per share after adjusting for non-cash share-based compensation and changes in the fair value of instruments; and
  Quarterly ceramic valves output achieved 6,751 sets compared with 3,975 sets a year ago.

FY2011 Nine-Month Highlights

  Revenues increased 73.3% year-over-year to approximately $66.2 million;
  Revenues from the electric power segment increased 69.2% year-over-year to approximately $42.7 million;
  Revenues from the petrochemical and chemical segment increased 75.1% year-over-year to approximately $19.1 million;
  Gross profit increased 68.4% year-over-year to approximately $38.4 million with a 58.0% gross margin;
  GAAP net income was approximately $69.0 million, or $1.91 earnings per diluted share, compared to a net loss of approximately $60.3 million, or $2.67 loss per share, in the first nine months of FY2010; and
  Non-GAAP net income was approximately $24.8 million, or $0.69 non-GAAP earnings per share, after adjusting for non-cash items including share-based compensation and gain resulting from changes in the fair value of instruments.

Third Quarter FY2011 Results

Revenues in the third quarter of fiscal year 2011 increased 83.2% year-over-year to approximately $26.6 million from approximately $14.5 million for the same quarter of fiscal year 2010. The increase was primarily attributable to our continuous marketing efforts, increased customer demand and expanded production capacity at the new facility. Sales to customers in all business segments have grown during the quarter.

Revenues from the electric power industry increased 76.4% year-over-year to approximately $15.6 million from approximately $8.8 million for the comparable quarter in fiscal year 2010. The increase was primarily attributable to the broadening of the Company's customer base and repeat orders from existing customers. Approximately 19% of revenues from the electric power industry for the three-month period were generated from new customer accounts.

Revenues from the petrochemical and chemical industry increased 67.2% to approximately $8.5 million from approximately $5.1 million for the comparable period in fiscal year 2010. The increase was primarily attributable to the Company's continuous efforts in promoting the superior qualities of ceramic valve products over metal valves in highly corrosive and abrasive conditions, which are typically characteristic of the petrochemical and chemical industry. Approximately 33% of revenues from the petrochemical and chemical industry were generated from new customer accounts.

Revenues from other industries, including the aluminum and metallurgy industries was approximately $2.6 million, up from approximately $0.6 million for the comparable period in fiscal year 2010.

Gross profit in the third quarter of fiscal year 2011 increased 76.0% to approximately $15.2 million from approximately $8.6 million for the comparable period in fiscal year 2010. This increase was primarily attributable to the revenue growth. Gross margin was 57.0%, compared with 59.3% for the third quarter of fiscal year 2010. The decrease in gross margin was primarily due to increase in depreciation expense, resulting from the planned transfer of $32.7 million worth of construction in progress to plant and equipment. The long term gross margin for the Company's ceramic valve products has remained relatively stable.

Selling expenses in the third quarter of fiscal year 2011 were approximately $2.3 million compared with approximately $1.4 million for the comparable period in fiscal year 2010. Commissions paid to agents for introducing new sales increased almost proportionally with the overall growth in sales and registered approximately $2.1 million compared with approximately $1.1 million for the comparable period in fiscal year 2010. Selling expenses as a percentage of quarterly sales was 8.7%, down from 9.7% of the comparable period in fiscal year 2010.

General and administrative ("G&A") expenses in the third quarter of fiscal year 2011 were approximately $5.3 million, down from $8.1 million for the comparable period in fiscal year 2010. The decrease was primarily attributable to the inclusion of a non-cash stock compensation expense of approximately $5.0 million in the G&A expenses for the three months ended March 31, 2010. This non-cash stock compensation resulted from the return of shares of common stock from the escrow account to the Company's chief executive officer and principal shareholder because the Company achieved the financial performance thresholds for the fiscal years ended June 30, 2009 and 2008, pursuant to the "make-good" terms in the Securities Escrow Agreements for the 2008 private placement.

Included in G&A expenses for the three months ended March 31, 2011 was a non-cash charge of $4,118,435, which was the share-based compensation costs on i) the options to an advisor and to independent directors, management and key employees issued on March 31, 2010 and June 22, 2010, under the Company's 2010 Incentive Stock Plan, and ii) the stock awards to management and key employees issued on March 18, 2011, under the Company's 2011 Incentive Stock Plan. The non-cash share-based compensation costs included in the G&A expenses for the comparable period in fiscal 2010 was $2,159,429.

Excluding the above-mentioned non-cash items of stock compensation expense and share-based compensation, G&A expenses for the third quarter of fiscal year 2011 were approximately $1.2 million compared with approximately $0.9 million for the comparable period of fiscal year 2010. The increase was primarily attributable to depreciation costs for the new headquarters building. The amortization of land use rights and other intangible assets for the three months ended March 31, 2011 was $248,773, an increase of $19,452 or 8.5% compared to $229,321 for the comparable period in fiscal 2010.

Total operating expenses in the third quarter of fiscal year 2011 were approximately $7.6 million compared with approximately $9.5 million for the comparable period in fiscal year 2010. The decline was primarily attributable to the nonrecurring stock compensation expense.

Operating income in the third quarter of fiscal year 2011 was approximately $7.5 million compared with a loss of approximately $0.9 million for the comparable period in fiscal year 2010.

Excluding the above-mentioned non-cash items of stock compensation expense and share-based compensation, non-GAAP operating income was approximately $11.7 million, compared with non-GAAP operating income of $6.3 million for the comparable period in FY2010.

Provision for income taxes in the third quarter of fiscal year 2011 was approximately $1.9 million compared with approximately $1.0 million for the comparable period in fiscal year 2010. In April 2010, Shengkai, the Company's operating entity in Tianjin, China, was awarded the status of "High Technology" enterprise by the local government. The new tax rate is 15% starting from January 1, 2010 through December 31, 2011.

Net income in the third quarter of fiscal year 2011 was approximately $27.2 million compared with a net loss of approximately $35.3 million for the comparable quarter of fiscal year 2010. Based on a substantially greater weighted average number of shares, diluted earnings per share were $0.73 for the quarter ended March 31, 2011 compared to a loss per share of $1.54 for the quarter ended March 31, 2010.

Excluding the non-cash items of stock compensation expense, share-based compensation and changes in fair value of instruments, non-GAAP net income for the third quarter of fiscal year 2011 was approximately $10.0 million. Based on a substantially greater weighted average number of shares, non-GAAP earnings for the quarter ended March 31, 2011 were $0.27 per diluted share.

Nine Months Results

Total net revenues for the nine months of fiscal year 2011 increased 73.3% to approximately $66.2 million from approximately $38.2 million for the comparable period in fiscal year 2010. The increase in revenue was due to expanded sales with both existing customers and new customers of the Company's major business segments as a result of our continuous marketing efforts, increased customer demand and expanded production capacity during the nine-month period ended March 31, 2011 due to increased equipment and shifts of operation at the old facility and commencement of operations at our new manufacturing facility in mid-September 2010, despite temporary interruption caused by the relocation of our production facility from the old plant to the new plant during September 2010. The electric power, petrochemical and chemical, and other industries each contributed 64.6%, 28.9% and 6.5%, respectively, of total sales revenue during the nine months ended March 31, 2011. Specifically, revenues from the electric power industry increased 69.2% year-over-year to approximately $42.7 million. Revenues from the petrochemical and chemical industries increased 75.1% year-over-year to approximately $19.1 million. Revenues from other industries, including the aluminum and metallurgy industries, increased 114.2% year-over-year to approximately $4.3 million.

Gross profit for the first nine months of fiscal year 2011 increased 68.4% to approximately $38.4 million from approximately $22.8 million for the same period in fiscal year 2010. Gross margin was 58.0% compared with 59.7% in the comparable period in fiscal year 2010. The lower gross margin was attributable to one-time sales of lower-margined ceramic valve components during the first quarter of fiscal year 2011 as well as increased depreciation expenses from the new facility during the third quarter of fiscal year 2011. The order for ceramic valve components was made together with an order for ceramic valves as a package and is not expected to recur on a regular basis in future. Depreciation expenses increased in the third quarter of fiscal year 2011 ended March 31, 2011 as $32.7 million of construction in progress was fully transferred to plant and equipment, and accordingly the depreciation started to be provided.

Net income for the first nine months of fiscal year 2011 was approximately $69.0 million, or diluted earnings per share of $1.91, compared with a net loss of approximately $60.3 million, or diluted net loss per share of $2.67 during the first nine months of fiscal year 2010. Excluding non-cash items of stock compensation expense, share-based compensation and change in fair value of instruments, non-GAAP net income for the first nine months of fiscal year 2011 was approximately $24.8 million compared with a non-GAAP net income of approximately $13.7 million for the comparable period in fiscal year 2010. Based on a substantially greater weighted average number of shares, non-GAAP diluted earnings for the nine months ended March 31, 2011 were $0.69 per diluted share, compared to non-GAAP earnings of $0.41 per diluted share for the comparable period in fiscal year 2010.

GAAP to Non-GAAP Reconciliation Table (Unaudited)
(in U.S. Dollars)
	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2011	2010	2011	2010
GAAP Net Income (Loss)	$ 27,239,326	(35,314,438)	$ 69,048,711	(60,326,486)
Add back/(Subtract):
Stock compensation expense – escrowed shares	--	5,028,197	--	15,971,920
Share-based compensation – employee options and stock awards	4,118,435	2,159,429	6,351,696	2,159,429
Changes in fair value of instruments	(21,339,398)	33,678,134	(50,646,533)	55,939,985
Non-GAAP Net Income	$ 10,018,363	5,551,322	$ 24,753,874	13,744,848
GAAP Earnings (Loss) per share (diluted)	$ 0.73	(1.54)	$ 1.91	(2.67)
Non-GAAP Earnings per share (diluted)	$ 0.27	0.16	$ 0.69	0.41

Recent Developments

In March, 2011, the Company received a Manufacturing License of Special Equipment from the General Administration of Quality Supervision Inspection and Quarantines (AQSIQ) of the PRC. The HGMEPII auditors inspected and confirmed that Shengkai possesses the necessary requirements for manufacturing Grade A1 gate valves and check valves, and Grade A2 ball valves. Grade A1 and Grade A2 valve designations are reserved for products that meet stringent requirements of each product category. Based on these audited results, a manufacturing license was issued to Shengkai's new facility in Tianjin.

Financial Condition

As of March 31, 2011, the Company had cash and cash equivalents of approximately $50.5 million and accounts receivable of approximately $13.0 million compared to approximately $21.0 million cash and cash equivalents and $6.5 million of accounts receivable as of June 30, 2010. Total current liabilities as of March 31, 2011 were approximately $11.5 million, compared with approximately $9.1 million as of June 30, 2010. Additionally, the Company has no short or long-term debts.

Net cash flow provided by operating activities increased to approximately $21.1 million for the nine months ended March 31, 2011, from approximately $15.4 million for the comparable period in FY2010, primarily attributable to the higher net income, in spite of larger working capital used between the two comparable periods in fiscal 2011 and fiscal 2010. As of March 31, 2011, the Company had made payments in total of approximately $31.7 million under the executed construction contracts for the new facility with remaining approximately $2.6 million to be substantially settled after completion of inspection and final acceptance of the construction project by relevant government authorities, with certain amount to be held from payment as warranty deposit for approximately one year. Regarding equipment and machinery contracts for the new facility, the Company made payments in total of approximately $14.9 million as of March 31, 2011 with the remaining approximately $1.4 million primarily held as warranty deposit till approximately one year after installation. Utility installation related expense of approximately $3.7 million for the new facility had been paid in full as of March 31, 2011.

Business Outlook

The Company reiterates its guidance for the fiscal year ending June 30, 2011 with revenues expected to range between $93 million and $95 million. The Company raised its expectation of Non-GAAP net income, which excludes the non-cash change in the fair value of instruments and share-based compensation costs, from between $30.0 million and $32.0 million to between $31.0 million and $34.0 million, representing year-over-year growth of 72% - 75% and 58% - 74% on revenues and non-GAAP net income, respectively. These targets are based upon the Company's current views on operating and market conditions, which are subject to change. The Company will periodically update this guidance.

Teleconference

The Company will host a conference call, to be simultaneously webcasted, on Friday, May 13th, 2011 at 8:00 a.m. Eastern Time / 8:00 p.m. Beijing Time. Interested parties may participate in the conference call by dialing 10-800-714-0949 (China), 1-877-393-9085 (U.S.) approximately five minutes before the call start time. The Conference ID is 66524422. A live webcast of the conference call will be available at the conference call website. Please click here to be directed to the webcast.The webcast passcode is 66524422. Investors will be able to access the audio replay of the conference call shortly after the conclusion of conference call until midnight ET on May 20, 2011 by calling (800) 642-1687 (U.S.) or (706) 645-9291 (International) and entering Conference ID: 66524422.

Non GAAP Financial Measures

To supplement the Company's consolidated financial statements for the three and nine months ended March 31, 2011 and 2010 presented on a GAAP basis, the Company provided non-GAAP financial information in this release that excludes the impact of non-cash charges of i) share-based compensation costs related to the stock options and stock awards granted to advisor, independent directors and management staff, (ii) stock compensation expense resulting from the return of escrowed "Make Good" shares to our chief executive officer and principal shareholder, in accordance with Accounting Standards Update 2010-05, and iii) changes in the fair value of instruments as a result of adoption on July 1, 2009 of FASB ASC Topic 815, "Derivative and Hedging" ("ASC 815"). The Company's management believes that these non-GAAP measures, namely non-GAAP operating and net income and non-GAAP diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies. Management believes that these non-GAAP financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, because these measures provide a consistent method of comparison to historical periods. Moreover, management believes that these non-GAAP measures reflect the essential operating activities of the Company. In addition, the provision of these non-GAAP measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Non-GAAP measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the non-GAAP financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded.

About Shengkai Innovations, Inc.

Shengkai Innovations is primarily engaged in the design, manufacture and sale of ceramic valves, high-tech ceramic materials and the provision of technical consultation and related services. The Company's industrial valve products are used by companies in the electric power, petrochemical and chemical, metallurgy and other industries as high-performance, more durable alternatives to traditional metal valves. The Company was founded in 1994 and is headquartered in Tianjin, the PRC.

The Company is one of the few ceramic valve manufacturers in the world with research and development, engineering, and production capacity for structural ceramics and is able to produce large-sized ceramic valves with calibers of 6" (150mm) or more. The Company's product portfolio includes a broad range of valves that are sold throughout the PRC, to Europe, North America, United Arab Emirates, and other countries in the Asia-Pacific region. The Company has over 400 customers, and is the only ceramic valve supplier qualified to supply SINOPEC. The Company also became a member of the PetroChina supply network in 2006.

Safe Harbor Statements

Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such factors include, but are not limited to, the effect of political, economic, and market conditions and geopolitical events, legislative and regulatory changes, the Company's ability to expand and upgrade its production capacity, the actions and initiatives of current and potential competitors, and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Stated in US Dollars)

	March 31, 2011	June 30, 2010
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$ 50,517,366	$ 20,995,182
Restricted cash	1,737,923	1,849,958
Accounts receivable	12,977,345	6,490,110
Notes receivable	115,974	73,437
Other receivables	1,341,135	325,183
Advances to suppliers	153,692	408,110
Inventories	3,350,496	2,556,166
Total Current Assets	70,193,931	32,698,146
Plant and equipment, net	44,928,563	6,120,056
Construction in progress	--	25,185,643
Land use rights, net	2,511,484	2,480,929
Other intangible assets, net	5,525,713	6,001,411
Advances to suppliers for purchase of equipment and construction	9,543,212	12,119,764
TOTAL ASSETS	$ 132,702,903	$ 84,605,949

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable	1,737,923	2,652,095
Accounts payable	5,091,431	2,848,600
Advances from customers	635,418	1,256,777
Other payables and accrued expenses	2,118,417	1,265,198
Income tax payable	1,912,601	1,061,783
Total Current Liabilities	11,495,790	9,084,453
Warrant liabilities	7,766,065	37,424,035
Preferred (conversion option) liabilities	20,108,467	40,378,640
TOTAL LIABILITIES	$ 39,370,322	$ 86,887,128

Commitments and Contingencies	$ --	$ --
STOCKHOLDERS' EQUITY
Preferred stock – $0.001 par value 15,000,000 share authorized; 6,987,368 and 6,987,368 issued and outstanding as of March 31, 2011 and June 30, 2010 respectively.	$ 6,987	$ 6,987
Common stock -- $0.001 par value 100,000,000 shares authorized; 27,306,611 and 23,191,165 shares issued and outstanding as of March 31, 2011 and June 30, 2010 respectively.	27,307	23,192
Additional paid-in capital	57,355,184	34,259,304
Statutory reserves	11,196,604	7,081,706
Accumulated loss	18,247,542	(46,686,271)
Accumulated other comprehensive income	6,498,957	3,033,903
TOTAL STOCKHOLDER'S EQUITY	93,332,581	(2,281,179)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 132,702,903	$ 84,605,949

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(Stated in US Dollars) (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2011	2010	2011	2010

Revenues	$ 26,636,369	$ 14,541,072	$ 66,183,712	$ 38,193,092
Cost of sales	(11,451,853)	(5,915,079)	(27,794,163)	(15,397,096)
Gross profit	15,184,516	8,625,993	38,389,549	22,795,996
Operating expenses:
Selling expenses	(2,325,547)	(1,403,775)	(5,914,514)	(3,521,765)
General and administrative expenses	(5,319,344)	(8,131,612)	(9,829,357)	(20,590,185)
Total operating expenses	(7,644,891)	(9,535,387)	(15,743,871)	(24,111,950)
Income (loss) from operations	7,539,625	(909,394)	22,645,678	(1,315,954)
Other income, net	160,066	208,762	217,661	224,357
Interest income, net	106,937	42,091	140,566	350,602
Changes in fair value of instruments - gain/(loss)	21,339,398	(33,678,134)	50,646,533	(55,939,985)
Income (loss) before income taxes	29,146,026	(34,336,675)	73,650,438	(56,680,980)
Income taxes	(1,906,700)	(977,763)	(4,601,727)	(3,645,506)
Net income (loss)	27,239,326	(35,314,438)	69,048,711	(60,326,486)
Foreign currency translation adjustment	1,254,302	(25,941)	3,824,630	23,725
Comprehensive income (loss)	$ 28,493,628	$ (35,340,379)	$ 72,873,341	$ (60,302,761)

Basic earnings (loss) per share	$ 1.02	$ (1.54)	$ 2.79	$ (2.67)

Diluted earnings (loss) per share	$ 0.73	$ (1.54)	$ 1.91	$ (2.67)

Basic weighted average shares outstanding	26,794,251	22,985,833	24,746,548	22,582,391

Diluted weighted average shares outstanding	37,207,928	22,985,833	36,101,114	22,582,391

SHENGKAI INNOVATIONS, INC.
(F/K/A SOUTHERN SAUCE COMPANY, INC.) AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Stated in US Dollars) (Unaudited)

	For the Nine Months Ended March 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$ 69,048,711	$ (60,326,486)
Depreciation	1,055,894	315,430
Amortization	755,458	687,675
Gain on disposal of plant and equipment	(3,320)
Changes in fair value of instruments – (gain)/loss	(50,646,533)	55,939,985
Share-based compensation - employee options	6,351,696	2,159,429
Stock compensation expense - escrowed shares	--	15,971,920
Changes in operating assets and liabilities:
(Increase) decrease in assets:
Accounts receivable	(6,121,940)	(2,079,840)
Notes receivable	(41,873)	15,356
Other receivables	(907,745)	160,691
Advances to suppliers	192,572	(438,387)
Inventories	(692,866)	(860,367)
Increase (decrease) in liabilities:
Notes payable	(999,199)	2,278,721
Accounts payable	2,117,933	1,552,294
Advances from customers	(648,322)	649,170
Other payables and accrued expenses	806,187	(99,096)
Income tax payable	800,699	(495,466)
Net cash provided by operating activities	21,067,352	15,431,029

Cash flows from investing activities
Sales proceeds of plant and equipment	517	--
Purchase of property, plant and equipment	(70,553)	(17,486,268)
Payment of construction in progress	(8,035,404)	--
Advance to suppliers for purchase of equipment and construction	(2,146,049)	(11,913,814)
Purchase of intangible assets	(1,966)	(2,625)
Increase (decrease) in restricted cash	175,038	(2,120,563)
Net cash used in investing activities	$ (10,078,417)	$ (31,523,270)

Cash flows from financing activities
Proceeds from issuance of common stock, net of offering costs	$ 17,466,689	$ --
Net cash provided by financing activities	17,466,689	--

Net cash and cash equivalents sourced	28,455,624	(16,092,241)
Effect of foreign currency translation on cash and cash equivalents	1,066,560	45,744
Cash and cash equivalents–beginning of period	20,995,182	38,988,958
Cash and cash equivalents–end of period	$ 50,517,366	$ 22,942,461

Supplementary cash flow information:
Interest received	$ 140,568	$ 350,594
Tax paid	$ 3,801,029	$ 4,140,972
CONTACT: Shengkai Innovations, Inc.
         David Ming He, CFO
         +86-22-5883-8509
         ir@shengkai.com
         http://www.shengkaiinnovations.com

         Grayling
         Shiwei Yin
         +1 646-284-9474
         shiwei.yin@grayling.com